EXHIBIT 99.1
SELECTICA
Third Quarter 2006 Conference
February 15, 2006, 2:00 p.m. (Pacific Time)
Financial Relations Board
Chairperson: Tony Rossi

Operator	Good afternoon, ladies and gentlemen, and welcome to the Selectica third quarter fiscal 2006 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday, February 15, 2006.

I would now like to turn the conference over to Mr. Tony Rossi of the Financial Relations Board. Please go ahead sir.

T. Rossi	Thank you, operator. Good afternoon and welcome to Selectica’s third quarter fiscal year 2006 conference call. With us today from management are Vince Ostrosky, Selectica’s Chairman, CEO and President, and Steven Bennion, Selectica’s Chief Financial Officer.

Before turning over the call to Vince, I’d like to read the Safe Harbor Statement. The statements contained in this call that are not truly historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934 including statements regarding Selectica’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements included in this call are based upon information available to Selectica as of the date hereof. Selectica assumes no obligation to update any such forward-looking statements.

Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include but are not limited to the factors discussed in Selectica’s current filings with the Securities and Exchange Commission and the company’s annual report on Form 10-K.

At this point I will turn the call over to Vince Ostrosky. Vince.

V. Ostrosky	Thanks, Tony, and thanks to all of you for joining us on today’s conference call.

During the December quarter we had good performances from certain areas of the company, in particular our contract management solutions and our professional services organization. In other important areas, particularly in new license bookings of our sales execution solutions, we still need to generate improvement in order for us to achieve our financial goals.

While still operating off a relatively small base, our contract management business has been on a steady growth trend since we acquired these assets in May 2005. In the December quarter we reached a new high for quarterly bookings and this on-demand business continues to gain momentum.

We’ve mentioned in the past that we’re building a solid niche in the healthcare provider industry and we continue to add to this roster of customers during the quarter. We also signed deals in a variety of other industries including manufacturing, hospitality and financial services.

During the month of December we brought on two new sales reps and a sales engineer for the contract management business. We believe there’s a clear need for our contract management solutions in the marketplace and the expanded sales force should allow us to continue generating strong growth in this area.

Our professional services organization had a solid quarter as well. We’ve done a good job of mining our installed base for additional business and picked up new projects for Cisco, GE Healthcare, Rockwell and Royal Mill among other customers.

We’re making good progress in rolling out our new business model that leverages our powerful configuration, pricing and quoting engines as the platform for our next generation application and on-demand solutions. We have an active pipeline in the EMEA market for the next generation enterprise apps that we developed with our partner, Sales Tech. These applications provide highly targeted solutions for the telecom, financial services and insurance industries and we’re now working with Sales Tech to introduce these vertical applications in North America as well.

We plan to build out our direct sales force with reps who have strong experience selling into these industries. We believe the combination of highly tailored applications with sales reps accustomed to selling to the telecom, financial services and insurance industries is something that Selectica has lacked in the past and this can help improve our sales efforts going forward.

Overall we’re encouraged by the number of prospects that are evaluating our enterprise applications.

In addition, we’re aggressively leveraging our relationship with Salesforce.com and we’re generally targeting their customers and prospects with our new on-demand sales application, Fastraq. We recently participated in Salesforce.com’s multi-city app exchange tour which gave us an excellent opportunity to introduce Fastraq to a large number of companies and prospects that use Salesforce.com platform.

We developed a number of promising leads from the app exchange tour and we’re in the process of following up with those companies. We’re getting a good response and we would expect to close a number of these deals in the next few months.

Finally, we had a significant development shortly after the quarter ended with the settlement of our patent litigation. We look forward to executing on our business plan with this issue resolved.

Now I’ll turn the call over to Steven Bennion for a detailed review of our third quarter financial performance. Steve.

S. Bennion	Thanks, Vince. As we indicated last week, we had to postpone the release of our third quarter financial results. During their revenue, our new auditors asked for some additional supporting data related to a couple of our historical contracts. It took longer than we expected for us to gather the supporting data and for our auditors to complete their review which unfortunately led to the delay. That being said, we recognize that this is unacceptable, and it is important for the company to meet our filing deadline.

We’ll be working closely with our independent auditors this quarter to identify opportunities to improve the efficiency of the auditing process in order to prevent this type of delay from occurring again.

Moving to the discussion of third quarter results, our revenue was $5.3 million which compares with revenue of $8.9 million in the third quarter of fiscal 2005. The net loss from the quarter was $10.8 million, or 33 cents a share which reflects the accrual for a one time payment of $7.5 million related to the settlement of our patent litigation.

We also incurred approximately $1.8 million in legal expenses related to the litigation in the quarter. Excluding the impact of the settlement payment as well as the related legal expenses, our net loss was $1.5 million or 4 cents per share. This compares with a net loss of $1.5 million or 5 cents per share for the third quarter of fiscal 2005. We incurred only $57,000 in legal expenses related to the patent litigation in the third quarter of fiscal 2005.

Our license to service revenue split for the quarter was 10% license and 90% services as our maintenance and service revenues remained fairly stable this year while our license revenues declined during our product transition. We anticipate that license revenue will increase as we ramp sales for our next generation products through our direct sales force and channel partners.

License margin for the quarter was 68%. The cost of goods sold for our license contains a fixed cost each quarter and as we have less license revenue this quarter to absorb the fixed cost, our license margin was negatively impacted.

Services and maintenance margin for the quarter was 52%, flat with the third quarter of last year.

Total operating expenses for the company were $14.2 million which reflects the accrual for the settlement payment. Excluding the settlement payment as well as related legal expenses in both periods, total operating expenses were $4.9 million which compares with $7.9 million in the third quarter of fiscal 2005.

We have been able to achieve notable expense reduction in most areas while allocating sufficient resources to accomplish our sales and marketing, product development and customer support initiatives.

R&D spending was $1.9 million, a decrease from $3.0 million last year. The decline in R&D is attributable to the transition to our new business model as well as increased efficiencies in our engineering organization.

Sales and marketing was $1.6 million compared to $3.0 million in the prior year. The decline is primarily attributable to a reduction in headcount in the direct sales force and cost savings resulting from the consolidation of our sales and marketing functions.

General and administrative expenses were $10.7 million in the third quarter of fiscal 2006 compared with $1.9 million in the prior year. Excluding the settlement payment as well as related legal expenses in both periods, G&A was $1.4 million compared to $1.9 million for the quarter in the previous year.

Prior to the formal settlement of the patent litigation we incurred significant legal expenses related to this issue in the fourth quarter of fiscal 2006. As such, these legal expenses will still have an impact on our overall expense levels for one more quarter. However, beginning in fiscal 2007, we would expect our G&A expense to be approximately $1.5 million per quarter which reflects our normalized cost structure.

We believe we now have a cost structure in place that will enable us to break even at a quarterly revenue level of approximately $7.5 million. Based on additional cost reduction opportunities that we believe can be realized over the next 2 quarters, we believe we can further reduce our quarterly breakeven level to $6.75 million.

Turning now to the balance sheet, we ended the quarter with approximately $91 million in total cash, cash equivalents and investments. We also remain without any long term debt. While we accrued for the $7.5 million settlement payment in the third quarter of fiscal 2006, the payment will not be made until the fourth quarter pursuant to the terms of the settlement. Accordingly, our cash balance at December 31st did not reflect the impact of a payment.

As we indicated on our last call, we have a new $25 million stock repurchase program in place. The program went effective in the middle of December so the purchasing activity during the quarter was minimal. We spent $336,000 during the third quarter to purchase 125,839 shares of our common stock at an average price of $2.68. We expect to continue to be active with the share repurchase program subject to market conditions.

Total shares outstanding at the end of the quarter was 33 million.

DSO was 29 days as collections historically have not been an issue for us.

Deferred revenue at the end of the quarter declined to approximately $2.3 million from $2.5 million at the end of the previous quarter. The decline in deferred revenue is attributable to the lower level of bookings we saw this quarter which impacts the amount of cash we receive from new customers in advance of revenue recognition.

Headcount worldwide at the end of the quarter was 172. Geographically, 93 are based in North America and Europe and the remaining 79 of our employees are in India.

With that, I’ll now turn the call back over to Vince.

V. Ostrosky	Thanks, Steve. Looking ahead to the fourth quarter of fiscal 2006, we expect that our reported revenue will continue to reflect the low level of bookings we’ve experienced as we’ve completed the development our new on-demand offerings and ramped up the sales and marketing efforts with our partners and direct sales force.

We expect our revenue to range between $5.0 million and $5.5 million in the fourth quarter and our net loss to range from 5 cents to 7 cents per share.

We’re well aware that the key to improving our financial results is driving new license bookings higher and we believe that we’re at a point where we should start to show more progress in this area. There are a number of factors that give us confidence in our ability to improve bookings.

First, the contract management business has demonstrated strong growth over the past few quarters and with the expanded sales force we expect that we’ll generate a larger contribution from this area going forward. As we’ve said, this is still a relative small business but it’s an important one for Selectica as it represents a subscription based business and it’s demonstrated the potential to produce a growing annuity stream for the company.

Second, we’re beginning to gain traction with the vertically focused enterprise applications we’re selling with Sales Tech. We have a number of good prospects in the EMEA market that are advancing in the sales cycles and we’re bringing on additional sales personnel to help us jointly market these applications in North America.

Third, we have a number of marketing programs rolling out in support of our Fastraq application including following up on the leads generated from our participation in Salesforce.com’s application exchange winter tour. We think we have a good opportunity to accelerate our bookings in this area in the coming months. Similar to the contract management business, Fastraq is a subscription based business that we think can eventually generate a meaningful annuity stream.

Beyond our sales efforts we believe we’re also taking other positive steps that benefit our shareholders. With the initiation of the new stock repurchase program, reduction in our cost structure, the settlement of our patent litigation, we’ve taken a number of significant actions that we believe will strengthen the company and enhance our ability to create value for our shareholders.

In addition, the Board of Directors remains committed as always to pursuing all avenues for enhancing shareholder value.

With that we’ll now open up the call to questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by one on your pushbutton phone. If you would like to decline from the polling process, press star followed by the two. You will hear a three-toned prompt acknowledging your selection. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question comes from Justin Cable with B. Riley and Company. Please go ahead.

J. Cable	Thank you. The first question I have is perhaps giving more detail about the overall lead time in the sales execution. Is it primarily related to bookings during the quarter. You seem to be optimistic about what you see in the pipeline. Maybe you can give us more details around that and why bookings trends were weak in the quarter. Were there any factors such as Fastraq execution or anything else because typically December is a seasonally stronger quarter for a software company.

V. Ostrosky	Sure, Justin. Thanks for the question. A couple things. What I’d comment to the past quarter, I would say that the customer decision process certainly weigh a number of factors as they go into making their final decisions and certainly you could suggest that the patent litigation may have been one of those factors so I won’t say it’s the only one but I would say it’s probably one of several, to give you a little bit of color.

In EMEA with our partner pursuit in a vertical, the telecom and financial services, insurance verticals, we’re seeing traction with basically positive response to both the engines and the apps. We take the enterprise applications and wrap them around the engines and the folks have evaluated both the effectiveness of the engine and the apps and I think the combination is proving to be powerful. We’ve been over there marketing this since late last May so I would say that’s why we remain hopeful that we’ll move some of the deals we had in the late stage through this quarter.

Around Fastraq on the sales execution we got that out in the November timeframe, introduced it and have really aligned our prospecting and our marketing efforts along the Salesforce.com calendar to some extent and we’re partnering with them, we’re focusing there . . . we’re partnering with Salesforce.com in that area and again we’ll focus on discrete manufacturing in the high tech segments with Salesforce.com and we do expect traction to pick up. That’s the sales execution area for where we are and where we’re headed.

J. Cable	Two more quick questions and I’ll hop off. On the share repurchase program, is that a 10b(5)(1) plan where you can change the repurchase since the end of the quarter and the second question is on the contract management side, how many customers do you have and what’s the average contract price or average deal price or average revenues you get per customer there. Thanks.

V. Ostrosky	The answer to your first question is yes, it is a 10b(5)(1) filing and the second part is yes, we are continuing to be active in the market. Then on contract management, we have 33 customers who are live and we closed a handful of new deals last quarter and we were able to upsell and renew 3 existing customers. The average size deal is approximately $150,000 to $175,000, in that range in contract management.

I believe those were your questions, Justin.

J. Cable	Yeah, thank you.

Operator	Our next question comes from Marc Lunder with Lunder Capital. Please go ahead.

M. Lunder	Hi, I had a couple questions. Number one I wanted to know what type of base your talking about when you say you’re building off a relative small base is what the press release said.

S. Bennion	Marc, in the contract management space, the quarterly revenue base has been $250,000-$300,000 a quarter and we’re looking at how quickly we can ramp that. We would expect it to go up in the current quarter. As Vince mentioned we had record bookings last quarter and then those get spread obviously on a monthly basis, so we’ll be excited when we cross the half million dollar a quarter line and drive that forward. We’re very optimistic about that little business.

M. Lunder	Right. You know, I sit here I say, okay, you’re going to be optimistic when it hits $500,000 a quarter. What do you have for a longer term goal on quarterly sales in that business. What is the marketplace that you could get to.

V. Ostrosky	It’s a huge market space, Marc, and we think we can be at $500K for a quarter and increasing that here over the next quarter or two. Again, would like to see the contribution from revenue then go from $500,000 to a $1.0 million, $1.5 million runrate. For the full year of fiscal year 2007, we would see it as over $2.0 million of revenue.

M. Lunder	I heard your comment about the Board open to any and all alternatives. It seems to me, given what’s going on on the revenue side and the base of business and what it costs you guys to operate, wouldn’t it make sense to just go out and hire an investment bank to consider a sale of the company? It doesn’t seem to me that over the next couple years you’re going to be able to get this to a large enough revenue base that it’s going to make any sense to rationalize running a public company.

S. Bennion	Yeah, Marc. Vince and I and the Board obviously talk about this all the time because we certainly are aware of shareholder sentiments and comments. We’ve actually been working with Bear Stearns ever since the I-Many transaction and they continue to be very active. I think that we’re certainly open to that. I believe the litigation was a roadblock. We’re happy to have that out of the way and I would just reiterate the Board is open to all alternatives and we certainly understand the logic of your comments.

M. Lunder	When you say you’re open to it, does that mean there’s an active program to try to do something or is that you’re waiting for proposals to come in the door?

V. Ostrosky	I think it’s fair to say we’re considering all alternatives. I don’t think it’s a passive process but I think we’re primarily focused on driving our business forward and increasing the value and we’ll see what happens on the other front.

M. Lunder	Thank you.

Operator	Our next question comes from Ailon Grushkin with Nano-Cap Growth Funds. Please go ahead.

E. Grushkin	Hi. First I’m re-writing what the last caller said. I don’t know, you guys have been doing a terrible job for over two years now. I think it’s been 5 years since I’ve seen your revenue actually grow and my question is what happened to Trilogy? It was a year ago that they offered $4.00 a share in cash and what happened to them. I’d be happy to take $3.50 a share in cash right now.

V. Ostrosky	With respect to Trilogy, again we just had the recent settlement of litigation and as with most public companies, we don’t publicly discuss the specifics of any M&A activities so I don’t think we have a whole lot more to comment on that one.

E. Grushkin	At what point do you just shut down your operations because you have great technology or you once had great technology. When is the time to just shut off the spigot and stop wasting the shareholders money? It’s been years and years of just burn, burn, burn and no progress has been made, at least . . . you’re always upbeat. I never see anything positive actually happen though.

V. Ostrosky	Our focus is really on executing the business plan and trying to grow the business around the new application and on-demand strategy we have and really focusing the energy around ramping up the sales efforts for these products so that’s clearly where we’re focused. Recognize your point and acknowledge your point that let’s see it matriculate into increased bookings and revenues and we’re all pretty well aware of that. I understand where you’re coming from and appreciate your perspective.

E. Grushkin	Reiterate to the board that they’ve done a shameful job and they should all be fired.

V. Ostrosky	Again, appreciate hearing your opinion. I’ll share the sentiments. You definitely have expressed your perspective and your point. Do you have any additional questions? If not, we can move on to the next call in the queue. Thanks.

Operator	Our next question comes from Rick Dauteil with Columbia Management. Please go ahead.

R. Dauteil	Just to help us understand what the opportunity is that we’re waiting for, you make a comment in the release that we believe our bookings will improve this quarter. Well we’re actually halfway through this quarter so you should have some visibility by now on that statement. Maybe you can help us understand what you’re hoping to improve to, and then secondly, will it improve to the level that gets us to somewhere in that $7 million breakeven revenue by your Q1 June quarter? Is that the goal or are we going to have lost quarters starting the new fiscal year?

S. Bennion	Rick, this is Steve. I think as we look at it we’ll certainly be narrowing the cash burn and in our plan we don’t want to project on this call. We’ll do that next quarter. But everything that we’re doing is focused on driving down that cash burn and driving bookings up.

I think the optimism that we’ve expressed has to do with the pretty . . . some deals in our enterprise applications business in EMEA that are pretty far along and they’re terrific applications for the customers. The customers are big, important customers and the ROI is great and they’re fairly sizeable deals. That gives us I think at least a higher level of optimism because we’ve been marketing these products a couple of quarters and now there are deals that are moving well along in the process.

Beyond that we had . . . I know the contract management piece is a small one, but again we’re looking at a pretty active pipeline in contract management and on the Fastraq, we’ve got a lot of leads going on and that’s looking better as well. So as we look out to next year we see certainly the ability if things fall in place that we should in addition to selling services and maintenance and taking really good care of our big installed base customers, we absolutely believe we can get this company profitable.

R. Dauteil	I guess the reason I asked for some sort of quantification is because I want to understand the road that you guys think you’re on. If this is a road that goes from $5 million to $5.3 million to $5.6 million and we’re cutting the bleed rate and by the end of next year we get all the way up to $6 or $7 million on a quarterly runrate, to me I guess I’d have to echo what has already been said here by a couple of the other shareholders that I’m not sure it’s worth waiting around for that big payday.

I guess I want to know that there’s something bigger than that involved where we’re actually going to get some incremental value to the franchise value here by growing revenues from $5, $5.5 to $7.5, $8 and hopefully larger than that in the not-too-distance future. Otherwise, I don’t think it’s worth burning what we’re going to burn in cash to get that incremental growth of $1 million or $2 million over the next year.

S. Bennion	We understand that, we agree with that. That’s not what our target is. We do believe that these new products are going to be much more positive in terms of being able to get back on track with the bookings and get the company profitable. That’s why we’re very much looking at the current quarter and seeing what happens with those deals.

We certainly understand the logic of your point, Rick.

R. Dauteil	Again, I hear . . . I’m obviously frustrated and it sounds like I’m hearing frustration from other of your partners here. I guess I’d say if we don’t see progress in the next quarter, I think we need to do something sooner rather than later because the one asset you do still have is cash and we’re chipping away at that unfortunately.

I’d say the fuse is burning, guys. We really need to see something for real in the next quarter. This $5 million a quarter stuff isn’t doing the trick.

S. Bennion	We understand, Rick.

R. Dauteil	That’s all I have. Thanks.

Management	Thank you.

Operator	At this time there are no further questions. I’d like to turn the call back over to management for any closing comments.

V. Ostrosky	Again, everybody, thanks for joining us today. We’ll look forward to speaking with you again next quarter. In the interim if you have any questions, don’t hesitate to give Steve or me a call. Thanks very much.

Operator	Ladies and gentlemen, this concludes the Selectica third quarter fiscal 2006 conference call. We thank you again for your participation. You may now disconnect.